Exhibit 10.1

Independent Contractor: Agreement

This Independent Contractor Agreement (Agreement) is entered into this 12th day of April, 2022, by and between Laird Superfood, Inc. (“Corporation”), and James Scott McGuire, an independent contractor (“Contractor”), in consideration of the mutual promises made herein, as follows:

Term of Agreement

This Agreement will become effective as of the 30th day of April, 2022 and will continue in effect until November 16, 2022.

Services to be Rendered by Contractor

Contractor agrees he is transitioning as of the effective date hereof from “Employee” to “Contractor” and agrees to provide the Corporation its typical Employee offboarding documentation in connection therewith.

Contractor agrees to provide consulting services to Laird Superfood as needed and as directed by the CEO (the “Services”). It is understood and agreed the Services are administrative and strategic and shall not include the binding the company in any matter.

Method of Performing Services

Contractor will determine the method, details, and means of performing the above-described services, including the determination of the need for and hiring of assistants at the Contractor’s own expense. The Corporation may not control, direct, or otherwise supervise Contractor’s assistants or employees in the performance of those services.

Compensation

In consideration for the services to be performed by Contractor, Corporation will agree that this Agreement and the services hereunder constitute a “continuation of Service” under the Corporation’s equity incentive plans. However, Contractor hereby voluntarily agrees to terminate and cancel, for no additional consideration, certain equity awards set forth on Exhibit A.

Tools and Instruments

Contractor will supply all tools, equipment, and supplies required to perform the services under this Agreement.

Workers Compensation

Contractor agrees to provide workers’ compensation insurance for Contractor’s employees and agents and agrees to hold harmless and indemnify Corporation for any and all claims arising out of any injury, disability, or death of any of Contractor’s employees or agents.

Obligations of Corporation

Corporation agrees to meet the terms of all reasonable requests of Contractor necessary to the performance of Contractor’s duties under this Agreement.

Assignment

Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Corporation or Contractor without the prior written consent of Contractor and Corporation.

NONDISCLOSURE; NONSOLICITATION; NO MATERIAL NON PUBLIC INFORMATION

The all confidentiality, intellectual property, non-solicitation, and non-disclosure terms of Contractor’s prior employment agreement with the Corporation, effective September 10, 2020, shall apply to the work hereunder, and shall extend for the term of this Agreement.

THE CORPORATION WILL NOT, WITHOUT RECEIVING PRIOR AUTHORIZATION FROM CONTRACTOR, PROVIDE CONTRACTOR WITH ANY MATERIAL NON-PUBLIC INFORMATION REGARDING THE CORPORATION SUBSEQUENT TO THE RELEASE OF THE CORPORATION’S QUARTER FINANCIAL RESULTS, without first receiving an authorization from Contractor to do so (email sufficing); requests or such authorization shall be of a completely generic nature and shall not include any material nonpublic information, nor any “hint” or other indication as to whether such information is positive or negative.

Return of Information and Other Property.

On the Corporation’s request, and, in any event, on the termination of Contractor’s employment relationship with the Corporation, Contractor shall promptly return to the Corporation all materials furnished by the Corporation containing Confidential Information, all copies and summaries of any Confidential Information in the possession or under the control of Contractor, and any other Corporation property that is in Contractor’s possession or control.

No Transfer.

This Agreement does not transfer any ownership rights to any Confidential Information.

Defend Trade Secrets Act of 2016 - Notice.

Notwithstanding any other provision of this Agreement, Contractor has or may have the following protections and immunity under the Defend Trade Secrets Act of 2016 from liability for confidential disclosure of a trade secret to the Government or in a court filing: (1) Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Enforceability.

The parties intend that each Restriction be enforceable to the fullest extent permitted by law. If a Restriction is determined to be unenforceable to any extent, the Restriction will automatically be amended to the extent necessary to make it enforceable.

MISAPPROPRIATION PROHIBITED

Contractor understands and acknowledges that the Corporation strictly prohibits misappropriation or wrongful use of any proprietary information, confidential information, trade secrets, personal property or intellectual property of any third-party (collectively, “Third-Party Property”), including, without limitation any trade secrets of Contractor’s previous employers. Contractor represents, warrants and agrees that Contractor has not (and will not): (i) misappropriated or wrongfully used any Third-Party Property; (ii) misappropriated or wrongfully used any Third-Party Property in performing any of Contractor’s work for the Corporation; (iii) wrongfully brought any Third-Party Property onto the Corporation’s premises; (iv) wrongfully disclosed any Third-Party Property to any of the Corporation’s Representatives or independent contractors; or (v) uploaded, downloaded, transmitted or otherwise placed any Third-Party Property onto, through or using any Corporation computer, network or system.

Termination of Agreement:

Either Contractor of Corporation may terminate this Agreement at any time by giving fifteen (15) days written notice to the Corporation, or upon five (5) days notice in the event Contractor breaches any written policy of Corporation, or breaches any other agreement among Contractor and Corporation and does not cure such breach promptly.

General Provisions

Notices:

Any notices to be given hereunder by either party to the other may be made either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

Corporation:

Laird Superfood

ATTN: [Omitted]

P.O. Box 2270

Sisters, OR 97759

Contractor:

James Scott McGuire

[Omitted]

Each party may change the above address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

Entire Agreement:

This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the performance of services by Contractor for Corporation for the period and services specifically addressed by this Agreement. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

Partial Invalidity:

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Corporation,

by /s/ Jason D. Vieth

Name Jason D. Vieth on behalf of Laird Superfood, Inc.

Date April 12, 2022

Contractor,

by /s/ James Scott McGuire

Name James Scott McGuire

Date April 12, 2022

Exhibit A: Voluntary Termination of Outstanding Equity Awards

Outstanding Awards to be Voluntarily Terminated upon Entry to the Agreement:

•	Grant ES-251 Stock Options granted 11/16/2020 – TERMINATE.

•	Grant ES-251N Stock Options granted 11/16/2020 – TERMINATE.

•	Grant ES-279A PSUs granted 02/01/2021 – TERMINATE.

•	Grant ES-279B PSUs granted 02/01/2021 – TERMINATE

•	Grant ES-279C PSUs granted 02/01/2021 – TERMINATE